                                                                      EXHIBIT 12

                             AMERICAN AIRLINES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                 Three Months Ended               Six Months Ended
                                                                       June 30,                       June 30,
                                                             ----------------------------    ----------------------------
                                                                 2002            2001            2002            2001
                                                             ------------    ------------    ------------    ------------

Earnings:
  Loss before income taxes and cumulative effect of
     accounting change                                       $       (706)   $       (712)   $     (1,520)   $       (756)

   Add:  Total fixed charges (per below)                              382             381             770             668

   Less:  Interest capitalized                                         21              35              41              74
                                                             ------------    ------------    ------------    ------------
      Total loss before income taxes and cumulative
        effect of accounting change                          $       (345)   $       (366)   $       (791)   $       (162)
                                                             ============    ============    ============    ============
Fixed charges:
   Interest, including interest capitalized                  $        123    $        103    $        250    $        190

   Portion of rental expense representative of the
     interest factor                                                  258             277             518             476

   Amortization of debt expense                                         1               1               2               2
                                                             ------------    ------------    ------------    ------------
      Total fixed charges                                    $        382    $        381    $        770    $        668
                                                             ============    ============    ============    ============

Coverage deficiency                                          $        727    $        747    $      1,561    $        830
                                                             ============    ============    ============    ============


Note: In April 2001, the Board of Directors of American approved the guarantee by American of AMR's existing debt obligations. As of June 30, 2002, this guarantee covered approximately $634 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation.